AMENDMENT TO CONSULTING AGREEMENT

This Amendment (the "Amendment") is entered into as of January 1, 2008 (the "Amendment Effective Date") and amends the Morningstar Associates Consulting Agreement (the "Agreement") dated January 1, 2005 by and between Morningstar Associates, LLC ("Consultant"), and Allianz Life Advisers, LLC ("AZLA"), formerly known as USAllianz Advisers, LLC.


WHEREAS, Consultant and AZLA have entered into the Agreement, effective January 1, 2005, with an initial term of three years; and

WHEREAS, Consultant and AZLA to extend the term of the Agreement, which amendment shall be effective as of the Amendment Effective Date;

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Consultant and AZLA agree to amend the Agreement as follows:

The Term of the Agreement is hereby extended for a period of one (1) year beginning on the January 1,2008 and expiring on December 3 1,2008 ("Renewal Term").

Capitalized terms used herein and not otherwise defined are used herein as defined in the Agreement. All other terms and provisions of the Agreement shall remain in full force and effect.

In witness whereof, the parties have executed this Amendment as of the date first written above.



MORNINGSTAR ASSOCIATES, LLC                 USALLIANZ ADVISERS, LLC


By:  /s/ Patrick Reinkemeyer                By:  /s/ Jeffrey Kletti

Name:  Patrick Reinkemeyer                  Name:  Jeffrey Kletti

Title: President                            Title:  SVP

Date: 1/8/08                                Date: 1/8/08